Exhibit 10.23

Loan Agreement

Party A: Wang Jun

ID No.: 510103196806163434

Party B: Sichuan Senmiao Ronglian Technology Co., Ltd.

Unified social credit code: 91510000309351968T

For Sichuan Senmiao Ronglian Technology Co., Ltd. (hereinafter referred to as the “Company”), due to the operation needs of the Company and upon consensus through negotiation, the Company’s shareholder Wang Jun provides the Company with interest-free loan to carry out relevant businesses.

I.	Loan amount: the accumulative amount shall not be more than RMB 1 million, and Party B shall issue a loan receipt to Party A.

II.	Loan term: calculated from January 1, 2017, not more than five years.

III.	Loan interest: this loan is an interest-free loan.

IV.	Loan purpose: it shall be used for daily operation of the company, and Party B shall not change the loan purpose.

V.	The loan shall be remitted to:

Name of the payee: Sichuan Senmiao Ronglian Technology Co., Ltd.

Deposit bank of the payee: Agricultural Bank of China Chengdu Oucheng Sub-branch

Account number of the payee: 22872901040003901

VI.	Responsibility for breach of contract:

Party B shall repay all loans to Party A within five years from the loan date. If exceeding the repayment period, an overdue fine equal to 1‰ of the outstanding monthly repayment amount shall be charged.

VII. If there are any disputes between both parties on the performance of the agreement, they shall solve them through friendly negotiation; if the negotiation fails, any party can file a lawsuit to Chengdu People’s Court for solution.

VIII. The agreement is in duplicate, with each party holding one copy respectively.

Party A: Wang Jun	Party B: Sichuan Senmiao Ronglian Technology Co., Ltd. (Official seal) Sichuan Senmiao Ronglian Technology Co., Ltd. 5101099970692 (sealed)

Signing date:	Signing date:

Signing place: Chengdu, Sichuan